EXHIBIT 99.06

                           HOME SHOPPING NETWORK, INC.

                   1986 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


         I.    Purpose

               It is the belief of the management of Home Shopping Net-work, Inc. (the "Corporation") that the Corporate Directors will effect decisions and render guidance to the Corporation which will materially enhance the stability and economic growth of the Corporation. Accordingly, subject to shareholder ap-proval, Directors not also serving as employees of the Corpora-tion should be afforded the opportunity to acquire shares of authorized common stock on a permissible exercise date. By providing this opportunity through the adoption of a Stock Op-tion Plan for Outside Directors (the "Plan"), it is the inten-tion of the Corporation to give appropriate recognition to a group who will have continuing responsibility for the Corporation's growth and profitability.


         II.   Eligibility

               The only persons eligible to receive Options under the Plan shall include each of the Corporation's existing and fu-ture Directors who are not also employees of the Corporation.


         III.  Shares Subject to the Plan

               The shares which shall be issued and delivered upon exer-cise of Options granted under the Plan shall be shares of the Corporation's common stock. The maximum number of shares which may be issued upon exercise of Options granted under the Plan shall not exceed 105,000 shares. If any Option expires or ter-minates prior to being fully exercised, any shares allocable to the unexercised portion of such Option may again be made subject to the terms of the Plan.

               Appropriate adjustments in the number of shares available under the Plan and in the Option price per share shall give effect to adjustments made in the number of shares as a result of a merger, consolidation, recapitalization, reclassification, combination, stock dividend, stock split or other relevant change in the capital structure of the Corporation.



         IV.   Terms and Conditions

               (a)  Grant of Options
                    Subject to the provisions of the Plan, Directors of the Corporation shall be granted Nonqualified Stock Options for the purchase of shares of common stock of the Corporation.

               (b)  Option Agreement
                    Each Option shall be evidenced by a written agree-ment between the Corporation and the Director speci-fying the number of shares of common stock that may be exercised by its purchase.

               (c)  Date of Grant
                    The date on which an option is granted shall be ei-ther: (1) The date that the Plan has been adopted by the Board of Directors; or (2) The first day upon which a Director who is not also an employee is first elected to the Board of Directors.

               (d)  Option Price
                    Each Option Agreement shall state the purchase price of each share of common stock which may be acquired upon exercising the Option, which price shall be the fair market value of each shares as of the Date of Grant. Fair Market Value shall be deemed to be the closing price of the shares on the applicable Date of Grant, as published by the national securities exchange on which the shares are traded. If such price is not published for the Date of Grant, such value shall be deemed to be the closing price on the trading date occurring the nearest to and before the valuation date.

               (e)  Number of Shares Granted
                    Each Director shall receive a Nonqualified Stock Option to purchase 15,000 shares of Common Stock of the Corporation on the date of grant. This grant shall occur automatically on either: (1) The date that the Plan has been adopted by the Board of Di-rectors; or (2) The first day upon which a Director who is not also an employee is first elected to the Board of Directors.

               (f)  Option Period and Restrictions of Exercise
                    The 15,000 Option shares shall be exercisable in the following manner for the periods specified:



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                    -   5,000 Option shares shall first become exercis-
                        able on the date of grant and must be fully ex-ercised within two years from the date granted. The failure to exercise the 5,000 Option shares during this two-year period shall mean that such Options shall be forfeited.

                    - 5,000 Option shares shall become exercisable one year from the date such Option shares were granted and must be exercised within two years from the date such Option shares become first exercisable. The failure to exercise the 5,000 Option shares during this two-year period shall mean that such Options shall be forfeited.

                    - 5,000 Option shares shall become exercisable two years from the date such Option shares were granted and must be exercised within two years from the date such Option shares become first exercisable. The failure to exercise the 5,000 Option shares during this two-year period shall mean that such Options shall be forfeited.

               (g)  Manner of Exercise
                    Subject to the conditions and restrictions contained in paragraph IV(h) below, the Option shall be exer-cised by delivering written notice of exercise to the Corporate Secretary of Home Shopping Network, Inc. Such notice is irrevocable and must be ac-companied by payment in cash and a signed Option exercise form. If prior authorization has been ob-tained, payment for the shares may be made by deliv-ery of common stock.

               (h)  Transferability and Termination of Option
                    Each Option granted hereunder may be exercised only by the individual to whom it is issued and only dur-ing the period in which he or she is serving as an outside Director of the Corporation or within the thirty (30) day period following his or her resigna-tion or other termination of such service for any reason other than death. If such holder dies before fully exercising any portion of an option then exer-cisable, such Option may be exercised by such holder's legal representative(s), heir(s) or devisee(s) at any time within the six (6) month pe-riod following his or her death.

                    In the event that an outside Director becomes a full-time employee of the Corporation, the outside


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                    Director shall not have to forfeit the 15,000 Option
                    shares granted pursuant to this Plan. However, the outside Director shall have to satisfy all other terms and provisions of this Plan with respect to the Options granted hereunder.


         V.    Effective Date and Term of Plan

               Subject to the prospective approval of the Plan by an affirmative vote of the holders of a majority of the shares represented in person or by proxy at the Annual Meeting of Shareholders to be conducted on August 14, 1986, the effective date of the Plan shall be August 1, 1986, and it shall remain in existence for a period of ten years thereafter. In the event of shareholder rejection of the Plan, any Option granted hereunder shall be void and of no legal effect. No Option may be granted subsequent to the expiration date of the Plan, but Options then outstanding shall be exercisable in accordance with the terms hereof.


         VI.   Amendment

               The Board of Directors may at any time suspend or discon-tinue the Plan, but no amendment shall be authorized without shareholder approval.























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                                                             Exh. 10-13

                   THIRD AMENDMENT OF THE OUTSIDE DIRECTORS PLAN
                                 October 31, 1991

         Extension of Exercise Period of Outstanding Director Options

               WHEREAS, the terms of the 1986 Stock Option Plan for Out-side Directors, as amended (the ("Plan") of the Company permit the members of the Board of Directors who are not eligible to participate in the Plan to modify existing options;

               WHEREAS, management deems it to be in the best interest of the Company to extend the exercise period of all Options held by persons who are outside directors on the date hereof;

               NOW, THEREFORE, BE IT RESOLVED, that the exercise period of Options held by persons who are outside directors on the date hereto shall be extended so that the exercise period for each portion of Options if five (5) years.


                                                             Exh. 10-13

               FOURTH AMENDMENT TO THE HOME SHOPPING NETWORK, INC.
                   1986 STOCK OPTION PLAN FOR OUTSIDE DIRECTORS


               This is the Fourth Amendment to the 1986 Stock Option Plan for Outside Directors (the ("Plan") of Home Shopping Net-work, Inc., a Delaware corporation (the "Corporation"), with its principal offices in St. Petersburg, Florida.

               1. The number of shares subject to the Plan as specified in Article III, Shares Subject to the Plan, of the Plan shall be increased to, and shall not exceed 1,630,000.

               2. Paragraph (e) of Article IV, Terms and Condi-tions, of the Plan is hereby deleted in its entirety, and the following is substituted in lieu thereof:

               (e)(1) Each Director shall receive a Nonqualified Stock Option to purchase 90,000 shares of Common Stock of the Corporation automatically on the date specified in paragraph (c) of this Article IV, exercisable in accordance with the provisions of paragraph (f)(1) of this Article IV.

               (e)(2) Each Director who is commencing his sixth year of service as a director shall receive a Nonquali-fied Stock Option to purchase an additional 90,000 shares of Common Stock of the Corporation automatically on the later of (A) the date this Fourth Amendment is adopted by the Corporation's Board of Directors, subject to the proviso con-tained in paragraph 4 of this Fourth Amendment, or (B) the first day upon which a Director who is not also an employee is first elected to the Board of Directors, exercisable in accordance with the provisions of paragraph (f)(2) of this
                       Article IV.

               (e)(3) Under no circumstances shall a Director pursuant to paragraphs (e)(1) and (e)(2) of this Article IV ever receive a Nonqualified Stock Option or Options for greater than 180,000 shares of the Common Stock of the Corporation.

               (e)(4) No amendment to this Article IV of the Plan may be made more than once every six months, other than to comport with changes in the Internal Rev-enue Code, the Employee Retirement Income Secu-rity Act, or the rules thereunder.



               3. Paragraph (f) of Article IV, Terms and Condi-tions, of the Plan is hereby renumbered as paragraph (f)(1), and a new paragraph (f)(2) of Article IV of the Plan is hereby added as follows:

               (f)(2)  Option Period and Restrictions of Exercise

                       The 90,000 Option shares shall be exercisable in the following manner for the periods specified:

                       18,000 Option shares shall first become exercis-able on the date of grant and must be fully exer-cised within five years from the date granted. The failure to exercise the 18,000 Option shares during this five-year period shall mean that such Options shall be forfeited.

                       18,000 Option shares shall become exercisable one year from the date such Option shares were granted and must be exercised within five years from the date such Option shares become first exercisable. The failure to exercise the 18,000 Option shares during this five-year period shall mean that such Options shall be forfeited.

                       18,000 Option shares shall become exercisable two years from the date such Option shares were granted and must be exercised within five years from the date such Option shares become first exercisable. The failure to exercise the 18,000 Option shares during this five-year period shall mean that such Options shall be forfeited.

                       18,000 Option shares shall become exercisable three years from the date such Option shares were granted and must be exercised within five years from the date such Option shares become first exercisable. The failure to exercise the 18,000 Option shares during this five-year period shall mean that such Options shall be forfeited.

                       18,000 Option shares shall become exercisable four years from the date such Option shares were granted and must be exercised within five years from the date such Option shares become first exercisable. The failure to exercise the 18,000 Option shares during this five-year period shall mean that such Options shall be forfeited.



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               4.      The effective date of this Fourth Amendment to
         the Plan shall be the date on which this Fourth Amendment is approved by the stockholders of the Corporation; provided, how-ever, that options (and any shares issued pursuant thereto) shall be granted conditionally pursuant to this Fourth Amend-ment immediately upon its adoption by the Board of Directors of the Corporation so long as stockholder approval is received at the next annual meeting of the stockholders.

               DATE adopted by the Board of Directors:  ________________

               DATE approved by the stockholders:       ________________






































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